Exhibit 10.1B

FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (the “Amendment”) is made and entered into as of the 16th day of March, 2015, by and among JAN MALCOLM JONES, JR., INDIVIDUALLY, RANDALL THOMAS SKINNER, INDIVIDUALLY, EDWARD SKINNER JONES, AS TRUSTEE OF THE EDWARD SKINNER JONES REVOCABLE LIVING TRUST DATED JANUARY 31, 1989, ARTHUR CHESTER SKINNER, III, AS TRUSTEE OF THE ARTHUR CHESTER SKINNER, III REVOCABLE LIVING TRUST DATED FEBRUARY 10, 1984, AS AMENDED, VIRGINIA JONES CHAREST, FORMERLY KNOWN AS VIRGINIA SKINNER JONES, AS TRUSTEE OF THE VIRGINIA SKINNER JONES LIVING TRUST DATED SEPTEMBER 16, 1998, DAVID GODFREY SKINNER, AS TRUSTEE OF THE DAVID GODFREY SKINNER REVOCABLE LIVING TRUST DATED MARCH 12, 1986, AS AMENDED, PATRICIA SKINNER CAMPBELL, AS TRUSTEE OF THE PATRICIA SKINNER CAMPBELL REVOCABLE TRUST AGREEMENT DATED OCTOBER 24, 2002, AS AMENDED, CHRISTOPHER FORREST SKINNER, AS TRUSTEE OF THE CHRISTOPHER FORREST SKINNER REVOCABLE LIVING TRUST DATED NOVEMBER 28, 1989, and KATHERINE SKINNER NEWTON, AS TRUSTEE OF THE KATHERINE SKINNER NEWTON LIVING TRUST AGREEMENT DATED MARCH 31, 1987, as amended, owners of record (hereinafter collectively referred to as “SELLER”), and PREFERRED GROWTH PROPERTIES, LLC, a Delaware limited liability company, or its assigns (hereinafter referred to as “BUYER”)

WHEREAS, the Seller and Buyer entered into that certain Real Estate Purchase Agreement dated December 15, 2015 (the “Agreement”) for the sale and purchase of that certain real estate located in City of Jacksonville, Duval County, Florida, as more particularly defined in the Agreement (the “Property”); and

WHEREAS, the Buyer desires to extend the Inspection Period to allow additional time to complete its due diligence; and

WHEREAS, the parties have agreed to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Inspection Period. The Inspection Period is hereby extended through and including Friday, May 15, 2015.

2. Paragraph 11 of the Agreement is hereby amended and restated in its entirety as follows:

11. Zoning. Buyer shall engage Rogers Towers, P.A., or another agent acceptable to Seller who, on behalf and at the expense of Buyer, shall file and prosecute an application with the City to rezone the Property, obtain the concurrency certificate and all other entitlements needed to allow Buyer’s Property Use (the “Rezoning”). If Buyer engages Rogers Towers, P.A. to assist with the Rezoning, the legal expense of applying for and prosecuting the Rezoning shall be paid from Escrow Agent’s portion of the premium for issuance of the Title Policy. Buyer shall file the application for Rezoning within seventy-five (75) days of the Effective Date to allow Buyer to obtain City Council approval of the Rezoning no later than two hundred ten (210) days after the Effective Date (the “Zoning Period”). After filing, Buyer shall use commercially reasonable efforts to prosecute such Rezoning application to completion. Prior to submitting the Rezoning application to the City, Buyer shall submit the same to the Seller for its prior review and written approval, not to be unreasonably withheld or delayed in such a way as to affect Buyer’s ability to meet the Zoning Period deadline. Provided Buyer is exercising commercially reasonable diligence in completing its Rezoning of the Property, and further provided Buyer is not in default hereunder, if Buyer has not obtained City Council approval of the Rezoning of the Property within two hundred ten (210) days after the Effective Date, Buyer shall have the one-time right to extend the Zoning Period for thirty (30) days by delivering written notice to Seller before the expiration of the Zoning Period. Provided that Buyer files for Rezoning within seventy-five (75) days of the Effective Date and exercises commercially reasonable diligence in obtaining the Rezoning, if (i) Buyer’s Rezoning is denied or appealed, or constructively denied by being conditioned upon Off Site Traffic Improvements, the cost of which to construct (including consultant soft costs and right of way costs) would materially exceed the cost of the number of Peak Hour Trips required for Buyer’s development of the Property for the Property Use as evidenced by the CCAS (the cost being calculated by multiplying the number of Peak Hour Trips set forth on the CCAS by the cost for the year of Closing as set forth on Exhibit “B” to the Agreement), or (ii) Buyer is unable to obtain the Rezoning within the Zoning Period (as may be extended), which Seller may extend it in its sole and absolute discretion, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit by giving written notice of termination to Seller within ten (10) days after the Rezoning is denied or appealed, or within ten (10) days after the expiration of the Zoning Period (as may be extended), as the case may be, Notwithstanding any provision in this Agreement providing for a refund of the Deposit, in the event that the Rezoning becomes final (including expiration of the applicable zoning appeal period without an appeal having been filed) prior to Closing, the Deposit shall be deemed earned by Seller and shall not be refundable except in the event of the refusal of Seller to convey title to the Property, and any provision in this Agreement providing for the refund of the Deposit shall no longer be applicable.

3. The following sentence is hereby added to the end of paragraph 38 of the Agreement:

Notwithstanding anything to the contrary herein, at Closing, Seller agrees to execute a written designation in favor of Buyer assigning an estimated 902 unearned trips (or more or less as required by the City, all as evidenced by the CCAS, but not to exceed 1,200 unearned trips) to Buyer, at no additional expense to Buyer, to match credits Buyer obtains from the City for Off-Site Traffic Improvements.

4. The following paragraph 41 is hereby added to the Agreement:

41. Water Management District Permit. Buyer shall, on or before May 1, 2015 (but in no event sooner than April 15, 2015), make application to the SJRWMD (and the City, if applicable) for an ERP permit modification to increase the capacity of Lake Meadowbrook, and thereafter shall use commercially reasonable efforts to prosecute such application to completion. The application will include the documents necessary to reasonably obtain approval to develop the parcels in accordance with the Buyer’s intended use of the Property. It is anticipated that this approval will require modification of the lake elevations and outfall structure but will not require additional lake area nor unusual site improvements. Buyer covenants to complete the modification in accordance with that certain Declaration of Restrictive Covenants and Easements dated July 18, 2014, recorded in Official Records Book 16849, page 1093, of the public records of Duval County, Florida (the “Lake Agreement”) between the 1/6 Group and the 5/6 Group, however the Seller shall be responsible for all notifications to the 1/6 Group. Seller has or will shortly hereafter deliver written notice to the 1/6 Group regarding Buyer’s foregoing application to the SJRWMD as required by Section 3(c) of the Lake Agreement. Notwithstanding anything to the contrary herein, if the application is denied, or constructively denied by being conditioned upon the requirement of additional lake area or unusual site improvements, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit by giving written notice of termination to Seller within ten (10) days after the application is denied.

5. Commemorative Plaques. Buyer shall incorporate “Skinner Family” commemorative plaques (via a “panel”) on the Property in a prominent, public place. Seller shall pay for design, fabrication and installation of such plaques. Buyer shall determine where such plaques are to be installed.

6. Conflict. All of the terms and conditions of the Agreement shall remain in effect, if a conflict exists between the Agreement and this Amendment, the terms of this Amendment shall control.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall be binding upon any party executing the same and all of which together shall constitute one and the same document.

8. Defined Terms. All terms not otherwise defined herein shall have the same meaning as ascribed to them in the Agreement.

(Remainder of page intentionally left blank. Signature pages to follow.)

IN WITNESS WHEREOF, Seller and Buyer have each set their hands and seals hereto, or have caused this instrument to be executed by its duly authorized officer.

BUYER: PREFERRED GROWTH PROPERTIES, LLC a Delaware limited liability company

By:	BOOKS-A-MILLION, INC. a Delaware corporation Its Managing Member

	By:	/s/ James F. Turner
James F. Turner Executive Vice President, Business Development

Executed by above-named Buyer on the 16th day of March, 2015.

Buyer’s Address for Notices:

Mr. James F. Turner Books-A-Million, Inc. 402 Industrial Lane Birmingham, AL 35211

“SELLER”

/s/ Jan Malcolm Jones, Jr.	/s/ Randall Thomas Skinner
Jan Malcolm Jones, Jr., individually	Randall Thomas Skinner, individually

Date Executed: March 13, 2015	Date Executed: March 13, 2015

/s/ Edward Skinner Jones	/s/ Arthur Chester Skinner, III
Edward Skinner Jones, as Trustee of the Edward Skinner Jones Revocable Living Trust Dated January 31, 1989	Arthur Chester Skinner, III, as Trustee of the Arthur Chester Skinner, III Revocable Living Trust dated February 10, 1984, as amended

Date Executed: 13 March, 2015	Date Executed: 3/13, 2015

/s/ Virginia Jones Charest	/s/ David Godfrey Skinner
Virginia Jones Charest, formerly known as Virginia Skinner Jones, as Trustee of the Virginia Skinner Jones Living Trust dated September 16, 1998	David Godfrey Skinner, as Trustee of the David Godfrey Skinner Revocable Living Trust dated March 12, 1986, as amended

Date Executed: March 16, 2015	Date Executed: 3/13, 2015

/s/ Patricia Skinner Campbell	/s/ Christopher Forrest Skinner
Patricia Skinner Campbell, as Trustee of the Patricia Skinner Campbell Revocable Trust Agreement dated October 24, 2002, as amended	Christopher Forrest Skinner, as Trustee of the Christopher Forrest Skinner Revocable Living Trust dated November 28, 1989, as amended

Date Executed: May 14, 2015	Date Executed: March 16, 2015

/s/ Katherine Skinner Newton
Katherine Skinner Newton, as Trustee of the Katherine Skinner Newton Living Trust Agreement dated March 31, 1987

Date Executed: 3/13, 2015